Exhibit 10.6(b)
AMENDMENT NUMBER 1
TO THE
EMPLOYMENT AGREEMENT
BETWEEN MICHAEL DOLAN
AND TRM CORPORATION
WHEREAS, TRM Corporation (“TRM” or the “Company”) entered into an Employment Agreement (the “Agreement”) with Michael Dolan (the “Employee”) effective as of August 1, 2007; and
WHEREAS, the parties acknowledge that Section 409A of the Internal Revenue Code (the “Code”), as enacted under the American Jobs Creation of 2004 (“AJCA”), made certain changes with regard to the manner in which certain forms of nonqualified deferred compensation may be paid to employees and consultants, including the payment of severance benefits, continuation of COBRA benefits and other benefit payments; and
WHEREAS, the parties also acknowledge that if the provisions of Section 409A are not satisfied, the Employee may be subject to adverse tax consequences including immediate taxation, a 20% excise tax and underpayment of interest penalties; and
WHEREAS, the parties have operated in good faith compliance with Section 409A since it became effective on August 1, 2007; and
WHEREAS, the parties wish to amend the Agreement effective as of December 1, 2008.
NOW, THEREFORE, TRM and the Employee hereby agree to amend the Agreement as follows:
1.	Severance Benefits.
a.	Lump Sum. Notwithstanding any provisions in the Agreement to the contrary, all severance benefits will be paid in a single lump sum cash payment within 30 days after execution of a Severance Agreement and General Release (a “Release”), and the expiration of any revocation period. In no event will the severance benefit be paid more than 2 1/2 months after the end of the calendar year in which a Separation from Service occurs, provided the Employee executes and returns the Release within the applicable time limitations contained in the Agreement, this Amendment or any Release, without revocation of the Release.

If the period during which the Employee has discretion to consider and revoke the Release straddles two taxable years of the Employee, then the Company shall make the payments to which the Employee is entitled under Section 1(a) in the second of such taxable years, regardless of the taxable year during which the Employee actually delivers the executed Release to the Company.

b.	COBRA Benefits. The Company has agreed to continue to pay for medical and dental coverage for a period of 2 years following a Separation from Service. The Company agrees to subsidize 100% of the cost of COBRA coverage for 18 months. Thereafter, to the extent necessary, the Company will pay for individual policies to satisfy any of its obligations under the Agreement. The payment for such policies shall be made as of the first day of each month, which shall be deemed to be fixed payment dates under Section 409A of the Code.
     At the end of the period in which the Company is paying all or a portion of the cost of COBRA benefits, the Employee may continue COBRA benefits for the full period in which COBRA rights exist for the Employee, and any dependents, including the extension of COBRA coverage for any subsequent events.
2.	Section 409A Compliance for Benefit Payments. The parties acknowledge that the payment of some or all of the above severance benefits may be considered to be a form of nonqualified deferred compensation benefits subject to Section 409A of the Code. In recognition of this fact, the parties hereby agree and confirm as follows:
a.	Notwithstanding any provisions of this Release to the contrary, in no event will any cash severance benefits be paid, or commence to be paid for any periodic payments, more than 2 1/2 months after the end of the calendar year in which a Separation from Service occurs.

b.	The parties acknowledge that the continuation of benefits under COBRA and other benefits will be incurred and paid by the December 31 of the second calendar year following the calendar year in which a Separation from Service occurs.

c.	Continuation of benefits any other benefits must generally be incurred and paid by December 31 of the second calendar year following the calendar year in which a Separation from Service occurs to comply with Section 409A of the Code.
3.	Payment. Whenever a payment under the Agreement, this Amendment or any Release specifies a payment period with reference to a number of days (e.g., “payment will be made within 30 days after a Separation from Service”), the actual date of payment within the specified period will be within the sole discretion of the Company.

4.	Section 409A Compliance. It is intended that the Agreement and this Amendment will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement will be interpreted on a basis consistent with such intent. If any additional amendments to the Agreement are necessary for the Agreement to comply with Section 409A, the parties will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 5, will subject the Company to any claim, liability, or expense, and the Company will not have any obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Section 409A of the Code.

For all purposes under this Agreement, reference to the Employee’s “Termination of Employment” (and corollary terms) with the Company will be construed to refer to a “Separation from Service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause; (ii) will not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments will be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

5.	Delay in Payment For Specified Employees.
a.	Delay in Payment for Specified Employees. To the extent that any Employee is determined to be a Specified Employee of the Company or any Related Entity, in no event will any of the above severance benefits be made within 6 months after the Employee’s Separation from Service, except as permitted below. Any and all payments that are not permitted to be made within such 6 month period will be delayed until the 15th day of the 7th month after a Separation from Service occurs and will retroactively be paid to make the Employee whole for any lost benefits. All delayed payments will be made after the expiration of the 6 month period, with interest at a rate equal to the prime rate as determined as of the first day of the month after a Separation from Service occurs, plus 2%.

b.	Exception for Specified Employees. Notwithstanding any provision in the Agreement or this Amendment to the contrary, in accordance with the Final Regulations issued under Section 409A of the Code, to the extent that the severance benefits to a Specified Employee do not exceed the lesser of the Specified Employee salary for the past 2 years or the Section 401(a)(17) compensation limitations (i.e., $230,000 in 2008 and $245,000 in 2009), such amount will be paid within the 6 month period of time during which benefits may generally not be paid to Specified Employees. To the extent benefits exceed such limitations (which is a maximum of $460,000 in 2008 and $490,000 in 2009), the balance of any payments will be made following the expiration of the 6 month period following a Separation of Service in a single lump sum payment on the 15th day of the 7th month following a Separation from Service, with interest as specified in Section 5(a) above, for the delay in making payments.

6.	General Definitions.
a.	“Change of Control” also means either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined under Section 409A of the Code or the regulations issued thereunder.

b.	“Disability” means an Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Company. The determination of whether an Employee is Disabled will be determined by the Company, in its sole discretion, but subject to the provisions of Section 409A.

c.	“Key Employee” means an employee as described in Section 416(i) of the Code, determined without regard to Section 416(i)(5) thereof. For purposes of this provision, a Key Employee is an officer earning more than $150,000 in 2008 and $160,000 in 2009, (with a limit of no more than 50 employees, or if less, the greater of 3 or 10% of all employees being treated as officers); a 5% owner; or a 1% owner having annual compensation of more than $150,000. All amounts will automatically be increased as provided under the Code for cost of living or other changes.

d.	“Separation from Service” means an Employee is no longer employed by the Company on account of a Separation from Service, retirement, disability or death. Consistent with the Final Treasury Regulation, or any subsequent guidance under Section 409A of the Code, no Separation from Service will occur if an Employee continues to perform services as a consultant or an employee in excess of any amount of time permitted under such guidance.
i.	Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while an Employee is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as an Employee’s right to reemployment with the Company is provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship if deemed terminated.

ii.	Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by an Employee are insignificant, a Separation from Service will be deemed to have occurred. For purposes of Section 409A, if an Employee is providing services to the Company at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination will be deemed to have occurred since such services are not insignificant.

iii.	Consulting Services. Where an Employee continues to provide services to the Company or any Related Entities in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if an Employee is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).
e.	“Specified Employee” means a Key Employee who is employed by any employer which has its stock publicly traded on an established securities market. For purposes of the Agreement, the “Specified Employee Identification Date” will be each December 31, and the “Specified Employee Effective Date” will be the following April 1. Specified Employees will be determined by the Company on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code.

7.	Consequences of Violating Section 409A. The Employee will be informed that in the event of any violation of Section 409A of the Code, severance and other payments may be subject to income taxes, a 20% excise tax, and underpayment of interest penalties. However, the Agreement and this Amendment are intended to comply with Section 409A and will be interpreted consistent with the provisions of Section 409A.

8.	General Release. The terms of the Agreement require the Employee to execute a Release, as a condition precedent to the payment of severance benefits. In order to avoid negotiation of a Release at the time of any Separation from Service, the parties agree to abide by the terms of the Release, as attached hereto this Amendment in substitution for the Release attached to the Agreement, for purposes of any future terminations.

9.	Withholding of Taxes. The Company will deduct from all severance payments made to any Employee all applicable federal, state or local taxes required by law to be withheld from such payments.

10.	No Other Changes. No provisions of this Amendment Number 1 will otherwise change the obligations of the parties under the Agreement, and all other provisions of the Agreement will continue to apply. The sole purpose of this Amendment is to confirm that all payments will satisfy Section 409A of the Code, and to avoid any adverse tax consequences to the Employee.
IN WITNESS WHEREOF, the parties have hereto executed this Amendment as of December 30, 2008.

TRM CORPORATION

Date:	December 30, 2008	BY:	/s/ Richard B. Stern Richard B. Stern
President & CEO

Date:	December 30, 2008		/s/ Michael J. Dolan

Michael J. Dolan